Exhibit 99.1

	CONTACTS:	R. Brian Hanson
Chief Financial Officer
Input/Output (281) 879-3672
FOR IMMEDIATE RELEASE
Jack Lascar, Partner
Karen Roan, SVP
DRG&E (713) 529-6600
I/O REPORTS THIRD QUARTER 2006 RESULTS
• Strong revenue performance in all divisions
• Company increases guidance for 2006
HOUSTON — NOVEMBER 8, 2006 — Input/Output, Inc. (NYSE: IO) today announced third quarter 2006 net income of $2.9 million, or $0.04 per diluted share, on revenues of $110.0 million compared to previously restated net income of $2.7 million, or $0.03 per diluted share, on previously restated revenues of $79.5 million for the same period a year ago.
     Bob Peebler, I/O’s President and Chief Executive Officer, stated, “We continued to see a strong market for our products and services in the third quarter with a 38 percent revenue increase over the same period last year. One important highlight for the quarter was strong land system sales, reflecting the growing recognition of our improved analog systems, including the recently announced Scorpion® land system, and continued strong sales of our vibrator trucks.
     “The only shortfall for the quarter was not obtaining the expected earnings on higher year over year land revenues. We are making a significant effort through cost reduction programs to improve our land margins and better align them with the performance of our other divisions. We are already seeing the positive impact of those programs and will enter 2007 in a much improved situation, which will benefit the acceleration of future earnings growth.
     “Our marine business continued to show strength across its entire product line, reflecting a buoyant marine seismic market and growth of the seismic fleet. We generated strong sales in our positioning products and in our towed streamer product line, and we are heading into a strong fourth quarter, led by the expected partial delivery of our third VectorSeis® Ocean (VSO) system to our launch partner.

     “Our Sensor unit had another strong quarter, with the majority of our business originating from Africa and the Middle East. GXT had another solid quarter in multi-client and processing sales and continues to experience strong processing backlog. We are most excited about the upcoming field trial of FireFly™. FireFly is on track to begin the BP WarmSutter project in late-November, and we expect the 10,000 station shoot to be completed by the end of December. FireFly is a cableless land imaging system that we believe will change the way land seismic imaging is done, including enabling a much broader use of VectorSeis full-wave.”
THIRD QUARTER 2006
     Land Imaging Systems revenues increased 19 percent to $46.1 million compared to $38.8 million a year ago, driven by strong land systems sales and continued strong performance from Sensor geophone sales.
     Marine Imaging Systems revenues increased 52 percent to $24.9 million from $16.3 million a year ago, led by robust sales of the company’s positioning products and a solid contribution from the towed streamer product line.
     Seismic Imaging Solutions revenues increased 65 percent to $32.4 million during the quarter compared to $19.6 million a year ago. This strong performance was the result of strong processing and multi-client acquisition revenues.
     Gross margin for the third quarter was 30 percent, the same as in the third quarter a year ago, compared to 33 percent in the second quarter of 2006. Operating expenses for the third quarter were 24 percent of revenues, flat with the third quarter of last year and up from 21 percent of revenues during the second quarter of 2006 because of higher revenues in the second quarter of 2006. The third quarter included $7.8 million in research and development expenses, an increase of $2.9 million over the third quarter last year. In addition, the quarter included an increase of $2.2 million in sales and marketing expenses associated with our international expansion, and $1.4 million in Sarbanes-Oxley and audit expenses as compared to the same quarter in 2005. In total, the company had an increase in the third quarter of $0.6 million in stock-based compensation expense as compared to 2005.

     Income from operations in the third quarter was $6.5 million compared to $5.0 million in the third quarter of 2005. EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the third quarter improved to $18.0 million compared to a restated $10.8 million for the third quarter of last year. A reconciliation of EBITDA to reported earnings can be found at the end of this press release.
YEAR-TO-DATE 2006
     Revenues for the nine months ended September 30, 2006 increased 46 percent to $337.3 million from a restated $231.7 million for the first nine months of 2005. Gross margin for the first nine months of 2006 increased to 31 percent compared to 27 percent in the comparable period of 2005.
     Operating expenses for the first nine months of 2006 were 24 percent of revenue, consistent with 2005. Investment in research and development totaled $23 million, or 7 percent of revenue, an increase of $8.9 million over 2005. SG&A expenses increased $16.2 million, which includes an investment in sales and marketing of $5.9 million. In addition Sarbanes-Oxley and audit expenses increased $3.3 million, legal expenses increased $1.0 million as result of the litigation with Paulsson Geophysical Services, and bonus expense increased $1.9 million, reflecting current year performance. In total, the company incurred an increase in stock based compensation expense of $2.5 million.
     EBITDA for the first nine months of 2006 increased to $52.8 million from $29.4 million in the same period a year ago. Income from operations for the first nine months of 2006 increased to $22.7 million from $6.6 million in the first nine months of 2005. For the nine months ended September 30, 2006, I/O reported net income of $13.9 million, or $0.17 per diluted share, compared to a restated net income of $1.6 million, or $0.02 per diluted share for the same period a year ago.
OUTLOOK
     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “Based on the first nine months results and our current pipeline of business, we are updating the previous guidance we provided earlier this year. We now expect 2006 revenues to range between $450 and $490 million, with earnings ranging between $0.25 and $0.36 per diluted share. Overall, our business of seismic equipment and processing services is expected to remain strong as the industry continues to refocus on exploration, and this bodes well for the remainder of 2006 and for 2007.”
CONFERENCE CALL
     I/O has scheduled a conference call for Thursday, November 9, 2006, at 9:00 a.m. Eastern Time. To participate in the conference call, dial 303-262-2137 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 16, 2006. To access the replay, dial 303-590-3000 and use pass code 11074271.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.
ABOUT I/O
     I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.
     The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2006, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2006, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the Company’s ability to successfully manage the integration of its acquisitions into the Company’s operations; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006.
Tables to follow
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INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Product revenues	$77,608	$59,862	$237,620	$162,361
Service revenues	32,365	19,646	99,693	69,356

Total net revenues	109,973	79,508	337,313	231,717

Cost of products	56,113	42,681	170,236	116,086
Cost of services	20,847	13,002	63,344	52,967

Total cost of sales	76,960	55,683	233,580	169,053

Gross profit	33,013	23,825	103,733	62,664

Operating expenses (income):
Research and development	7,762	4,814	23,032	14,148
Marketing and sales	9,813	7,565	28,458	22,575
General and administrative	8,994	6,429	29,557	19,227
(Gain) loss on sale of assets	(9)	(1)	(33)	75

Total operating expenses	26,560	18,807	81,014	56,025

Income from operations	6,453	5,018	22,719	6,639
Interest expense	(1,484)	(1,367)	(4,309)	(4,726)
Interest income	630	218	1,517	482
Other income (expense)	(687)	(4)	(1,309)	61

Income before income taxes and change in accounting principle	4,912	3,865	18,618	2,456
Income tax expense (benefit)	1,419	650	3,332	(202)

Net income before change in accounting principle	3,493	3,215	15,286	2,658
Cumulative effect of change in accounting principle	—	—	398	—

Net income	3,493	3,215	15,684	2,658
Preferred stock dividends and accretion	636	488	1,801	1,104

Net income applicable to common shares	$2,857	$2,727	$13,883	$1,554

Basic and diluted income per share:
Net income per basic and diluted share before change in accounting principle	$0.04	$0.03	$0.17	$0.02
Cumulative effect of change in accounting principle	—	—	—	—

Net income per basic and diluted share	$0.04	$0.03	$0.17	$0.02

Weighted average number of common shares outstanding:
Basic	79,575	79,313	79,344	78,903
Diluted	81,354	80,646	80,976	79,957

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005

ASSETS

Current assets:
Cash and cash equivalents	$43,130	$15,853
Restricted cash	1,559	1,532
Accounts receivable, net	114,508	120,880
Current portion of notes receivable, net	6,030	8,372
Unbilled receivables	23,668	15,070
Inventories	104,079	81,428
Prepaid expenses and other current assets	12,824	10,919

Total current assets	305,798	254,054
Notes receivable	5,617	6,508
Non-current deferred income tax asset	3,183	3,183
Property, plant and equipment, net	33,773	28,997
Multi-client data library, net	31,862	18,996
Investments at cost	4,254	4,000
Goodwill	155,016	154,794
Intangible and other assets, net	63,151	67,329

Total assets	$602,654	$537,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$7,150	$4,405
Accounts payable	35,903	31,938
Accrued expenses	42,138	29,867
Accrued multi-client data library royalties	24,867	18,961
Deferred revenue	29,015	11,939
Deferred income tax liability	3,183	3,183

Total current liabilities	142,256	100,293
Long-term debt, net of current maturities	71,868	71,541
Non-current deferred income tax liability	4,138	4,304
Other long-term liabilities	4,405	4,340

Total liabilities	222,667	180,478

Cumulative convertible preferred stock	29,950	29,838
Stockholders’ equity:
Common stock	808	807
Additional paid-in capital	489,800	487,232
Accumulated deficit	(136,124)	(150,007)
Accumulated other comprehensive loss	2,057	(728)
Treasury stock, at cost	(6,504)	(5,968)
Unamortized restricted stock compensation	—	(3,791)

Total stockholders’ equity	350,037	327,545

Total liabilities and stockholders’ equity	$602,654	$537,861

Reconciliation of EBITDA to Net Income
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principles (GAAP). We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income applicable to common shares	$2,857	$2,727	$13,883	$1,554
Interest expense	1,484	1,367	4,309	4,726
Interest income	(630)	(218)	(1,517)	(482)
Income tax expense (benefit)	1,419	650	3,332	(202)
Depreciation and amortization expense	12,898	6,244	32,816	23,813

EBITDA	$18,028	$10,770	$52,823	$29,409

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